UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
The Cronos Group

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On June 22, 2007, The Cronos Group (the “Company”) (Nasdaq: CRNS) filed its definitive proxy statement (“Proxy Statement”) with the Securities and Exchange Commission in connection with the special meetings of the Company’s shareholders called for August 1, 2007. At the first special meeting, the shareholders will be asked to approve a proposed sale of the Company’s assets (the “Assets Sale”) to CRX Acquisition Ltd., together with other proposals.
A. Press Release (Record Date for Liquidating Distribution)
     On July 20, 2007, the Company issued its press release, in the form below, announcing the record date for determining those shareholders of the Company who will be entitled to the anticipated liquidating distribution of $16.00 per share from the proceeds of the Assets Sale, assuming the shareholders of the Company approve the Assets Sale and related proposals, and all other conditions to closing of the Assets Sale are satisfied.
“ July 20, 2007
Press Release
The Cronos Group Announces
Record Date for
Payment of Liquidating Distribution
Luxembourg — (Business Wire) — July 20, 2007 — The Cronos Group (Nasdaq: CRNS) notified Nasdaq on this date that it has set the record date for the determination of those shareholders of Cronos entitled to its anticipated liquidating distribution of $16.00 per share to be August 1, 2007. On that date, Cronos’ shareholders will consider approval of the Asset Purchase Agreement by and among Cronos and CRX Acquisition Ltd. (“CRX”) and FB Transportation Capital LLC. If the Asset Purchase Agreement is approved by Cronos’ shareholders, and all other conditions to closing of the sale of Cronos’ assets to CRX are satisfied, then Cronos anticipates a closing promptly after the meeting of shareholders on August 1. The shareholders of Cronos entitled to receive the anticipated liquidating distribution of $16.00 per share will be those shareholders of record as of the close of business on the date of closing of the assets sale to CRX.
Promptly after the conclusion of the special shareholders meeting, Cronos will announce the results of the vote and the closing of the assets sale if it occurs on that date. Registered shareholders will receive a transmittal form and instructions from Cronos’ paying agent, Computershare Inc., promptly after closing of the assets sale. Shareholders who hold their common shares of Cronos in “street name” will receive payment of the liquidating distribution from their broker.
Cronos has also requested that Nasdaq suspend trading in Cronos’ outstanding common shares, effective the close of business on August 1, 2007 in the event that the closing of Cronos’ sale of its assets to CRX occurs on that date.
Participants In The Transaction
Cronos and its directors and executive officers may be considered participants in the solicitation of proxies from Cronos’ shareholders in connection with the proposed transaction. Information about the directors and executive officers of Cronos, and their ownership of Cronos’ common shares, is set forth in the definitive proxy statement for the August 1, 2007 special meetings of shareholders, dated June 22, 2007.

Further Information
Cronos has filed a proxy statement and Schedule 13E-3 transaction statement with the SEC containing detailed information about the proposed assets sale and other elements of its plan for its liquidation and dissolution following the assets sale. Shareholders may obtain a free copy of the definitive proxy statement and other documents filed by Cronos with the SEC, including the Schedule 13E-3, at the SEC’s website at www.sec.gov, or by directing a request to Cronos as specified below.
About Cronos
Cronos (www.cronos.com) is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 440,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of over 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices using state-of-the-art information technology.
For further information, please contact:
Cronos:
Elinor A. Wexler
Assistant Secretary
(415) 677-8990
ir@cronos.com ”
     B. Increase and Modification of Revolving Credit Facility
     The Company, through a subsidiary, maintains a “Revolving Credit Facility” with Fortis Bank (Nederland) N.V. (“Fortis”). On July 16, 2007, the subsidiary and Fortis amended the Revolving Credit Facility to (i) increase Fortis’ commitment under the Facility from $45 million to $120 million; (ii) increase the advance rate on containers purchased by the subsidiary from monies borrowed under the Facility from 75% to 80% of the cost of containers; (iii) reduce the interest rate on monies borrowed under the Facility from Libor plus two percent to Libor plus one and one-half percent; and (iv) extend the revolving credit loan maturity date under the Facility from July 31, 2007 to August 15, 2008.
     The Company intends to utilize the increased borrowing capacity under the Facility to refinance the indebtedness of subsidiaries of the Company and to finance container acquisitions.
     If the Revolving Credit Facility is not extended on or before August 15, 2008, then the principal balance outstanding as of that date would be repayable by the subsidiary over three years.
     In connection with the increase of the Facility, the Company also increased its guaranty of the amounts borrowed under the Facility from $45 million to $120 million.
     If the Company’s shareholders approve the sale of its assets to CRX Acquisition Ltd., and all other conditions to closing of the assets sale are satisfied, then CRX will assume the Company’s obligations under the Fortis guaranty and Fortis will release the Company from all further obligations thereunder.
     The Company has reported on the increase and modification of the Revolving Credit Facility by its Form 8-K report, filed with the SEC on July 20, 2007.

2